Exhibit 10.09

CONTRACT OF POTENCY RESERVE AND SUPPLY OF ELECTRIC
POWER, ENTERED BY COMPANHIA HIDRO ELÉTRICA DO SÃO
FRANCISCO — CHESF, AND TRIKEM S/A, PURSUANT TO THE
HORO-SEASONAL TARIFF STRUCTURE.

COMPANHIA HIDRO ELÉTRICA DO SÃO FRANCISCO, operator of electric power public services, established in the City of Recife, State of Pernambuco, at Rua Delmiro Gouveia number 333, District of Bongi, enrolled in the Taxpayers’ General Registry of the Ministry of Finance under number 33 541 368/0001-16 and in the Fiscal Registry of the State of Pernambuco under number 18 1 001 0005584-6, hereinafter referred to as CHESF, and TRIKEM S/A, with its industrial facilities in the Municipality of Maceió, State of Alagoas, enrolled in the Taxpayers’ General Registry of the Ministry of Finance under number 13 558 226/0013-98 and in the Fiscal Registry of the State of Alagoas under number 240 07111-5, hereinafter referred to as CONSUMER, the parties being represented by their Directors who signed “in-fine”, have mutually adjusted this CONTRACT OF POTENCY RESERVE AND SUPPLY OF ELECTRIC POWER, upon the following clauses:

TITLE 1

TECHNICAL TERMS

1st CLAUSE	For perfect understanding and greater precision of the technical terminology utilized in this instrument and in the relating regulation provisions, it is hereby agreed by the parties the meaning of the following words and terms:

a)	Potency — Electric power related to the time unit and denominated in kilowatts (KW);

b)	Demand — Average potency measured by integrative device during any 15 (fifteen) minute interval, or any other time interval to be established by the Granting Authority, denominated in KW;

c)	Maximum Demand — Greatest demand over a defined period of time;

d)	Recorded Demand — The maximum of the simultaneous demands, recorded at 15 (fifteen) minute intervals, during as supply period;

e)	Contracted Demand — Maximum demand to be necessarily provided at the delivery point by CHESF at any time during the period of validity of this CONTRACT, to be necessarily paid under the contractual terms, irrespective of its being utilized by the CONSUMER;

f)	Demand to be Billed — Demand defined by legislation, per horo-seasonal segment, to be billed, being the greater value between the potency demanded, verified by metrics, completed in the 15 (fifteen) minute interval, during the period of supply, or the contracted demand, without prejudice to the provisions in subsequent legislation;

g)	Potency Reserve — contracted demands chronologically related to a given period;

h)	Peak hours — Period consisting of 3 (three) daily consecutive hours, in the interval included daily from 5:30 P.M. to 8:30 P.M., except for Saturdays and Sundays. The daily interval of three consecutive hours might be redefined, within the period from 5:00 P.M. to 10:00 P.M., agreed upon by CHESF and the CONSUMER, considering the features of its electric system.

i)	Out of Peak Hours — Will be the group of complementary hours to the Peak Hours, plus total hours for Saturdays and Sundays.

j)	Dry Period — Period of seven consecutive months, including the supplies from readings in May through November of every year.

l)	Wet Period — Period of five consecutive months, including the supplies from readings in December of one year through April of the following year.

TITLE II

SUBJECT MATTER, VALIDITY, INTERRUPTION AND TERMINATION

2nd CLAUSE	This CONTRACT serves to determine the terms for the Potency Reserve and Supply of Electric Power, which CHESF and the CONSUMER hereby agree to, for utilization and the industrial facilities of TRIKEM S/A., located in the Municipality of Maceió, State of Alagoas, measured at 230 KV, and intended for the industrial production of Chlorine and Chlorine Soda, and other products that might be manufactured at this consuming unit, in the quantities and for the periods set forth below, according to the conditions to be observed for the supply of electric power with differentiated prices, pursuant to the periods in the year and the hours of power utilization, following the horo-seasonal tariff structure.

3rd CLAUSE	This CONTRACT will be in force for the period of 5 (five) years, as of the first day of the month established for the beginning of supply (Table Enclosure I), conditionally assured the renewal, but might be terminated:

a)	By either party, if there is a relevant cause and provided that it notifies the other party, in writing, in advance, at least 18 (eighteen) months, of the termination of the respective period of supply in course at the time of the notification “ whether dry or wet as indicated on the Table enclosure I or its revisions;

b)	At any time, upon unilateral declaration by the harmed party, in the event of breach of a rule governing the general conditions for supply/utilization of the electrical power service, or non compliance with this CONTRACT, except if featured a force-majeure or incidental event (article 1058, sole paragraph, of the Brazilian Civil Code).

FIRST PARAGRAPH — Whenever the parties agree upon a change in the Table of Potency Reserves (enclosure I), for expanding or restricting the contracted supply, the contractual validity period will be automatically modified, prevailing for the resolution of this adjustment the conditions set out in the caput of this clause.

SECOND PARAGRAPH — On instances where this CONTRACT or the official regulation on electric power supply allow it, the rescission will be replaced by a temporary and conditional interruption of the supply, until the reason determining the suspension measure has been overcome.

THIRD PARAGRAPH — In the events of rescission included in items “a” or “b” of the caput, no reimbursement or compensation will apply to either party, save for the payment of the supply performed and its pertinent complements; under the termination circumstances specified in item “c”, the harmed party will be entitled to refund of its losses and damages.

TITLE III

POTENCY RESERVE

4th CLAUSE	For the purposes anticipated in the 2nd CLAUSE in this instrument, CHESF warrants the supply, for the periods and in the quantities set forth in the Table Enclosure I.

FIRST PARAGRAPH — The dates for the beginning of validity of the reserved potencies, for all purposes in this CONTRACT, will be counted every month as of the last day in the preceding month, as per reading calendar, of the supply period considered in Table Enclosure I.

SECOND PARAGRAPH — The reserved demand for the out of peak hours in each period, dry or wet, might not be lower than the reserved demand for the peak hours in the same period, as specified in Enclosure I.

THIRD PARAGRAPH -The reserved demands for the peak and out of peak hours in the wet period might not be lower than the greatest reserved demands for the respective hours of the preceding dry period.

FOURTH PARAGRAPH — The changes in originally reserved demands will be subject to the provisions in this Clause, as well as to the provisions in legislation and subsequent regulating rules.

FIFTH PARAGRAPH — The CONSUMER will inform, in writing, to CHESF, its forecast for potency reserve, up to June thirty of every year, at least for the five subsequent years, conditioned to:

1 - reductions in the load already reserved for the contractual period might only be requested by the CONSUMER, up to a 20% limit, to be effective as of January of the first subsequent year, or at a free percentage to be effective as of January of the second subsequent year.

2 - increases in the load reserved for the contractual period, desired by the CONSUMER, will always be subject to previous consent by CHESF, for verification and/or adjustment of provision.

SIXTH PARAGRAPH — Any load increases or reductions requested by the CONSUMER, out of the periods and conditions anticipated in the fifth paragraph of this Clause, will always be subject to previous consent by CHESF, expressed in writing, for verification and/or adjustment of provision.

SEVENTH PARAGRAPH — Reductions in load already reserved for the contractual period might only be requested by CHESF up to June thirty of every year, to become effective as of the second subsequent year.

Reductions in load already reserved, requested by CHESF, out of the periods and conditions anticipated in this paragraph, respected the instances of force-majeure events and supervenient legislation, will always be subject to the CONSUMER’s previous consent, expressed in writing.

5th CLAUSE	Annually, up to December thirty-first, a Contractual Addendum will be executed, so as to include at least five years, as of the following year, expressing the new reserved demands.

6th CLAUSE	In the event of tacit extension of this CONTRACT, with no explicit change in the potency reserves, the potencies contracted for the latest dry and wet period,

included in the Table Enclosure l, or its revisions, will prevail for all subsequent periods during the validity of the contract, for all contractual purposes.

SOLE PARAGRAPH — In the event that the parties decide to enter a new contract, it is clear and understood that the demands contracted for the out of peak segments might not be lower than those for the latest dry and wet periods, contracted in this instrument.

TITLE IV

MINIMUM DEMAND — BILLING AND PAYMENT — PENALTY FOR DELAY

7th CLAUSE	The demands equivalent to the Potency Reserves anticipated in the 4th CLAUSE, will constitute minimum values for billing purposes, even if there is no corresponding consumption in the supply periods included in the Table of contracted demands, in said CLAUSE.

SOLE PARAGRAPH — The changes that might be agreed by the parties, in the quantities and dates of beginning of validity of the contracted demands, will become the minimum values for billing purposes.

8th CLAUSE	The demand to be billed monthly to the CONSUMER, for each horo-seasonal segment, will be the greater of the values defined below:

1 - The greatest demand, verified by total measuring in the 15 (fifteen) minute interval, of each horo-seasonal segment, during the monthly supply period the billing corresponds to;

2 - The contracted demand for the period of supply.

FIRST PARAGRAPH — The portion of the totally measured demand, referring to each horo-seasonal segment, which is in excess of the value of the demand reserved by the CONSUMER for that segment, will be calculated at the excess tariff in force. If the excess demand portion is within the tolerance limit established by the Granting Authority, presently of up to 5% (five percent) of the reserved demand, the excess tariff will not be applied, but rather the respective horo-seasonal tariff.

SECOND PARAGRAPH — The billing corresponding to the reactive power and to the reactive potency demand, verified through appropriate measuring, in excess of the quantities allowed by the reference potency factor established by the Granting authority, will be calculated pursuant to the criteria provided in the legislation in force.

9th CLAUSE	The readings and the billings for the supply contracted hereby, will be performed at intervals of approximately 30 (thirty) days. The due date of each monthly bill will be indicated thereon, observing the minimum period anticipated in regulation. The place for payment is the treasury at CHESFs headquarters, and CHESF might elect collection/receipt by bank.

FIRST PARAGRAPH — Delay in the payment of the bill will imply in the enforceability of the increments established in the regulation relating to the electric power service, without prejudice to the updating of the monetary value of the balance due, according to the applicable legislation.

SECOND PARAGRAPH — If the consumer fails to pay the monthly bills within the period of up to five days after receiving the invoices, upon elapsing an additional period of 10 subsequent days and if the invoice has still not been discharged, it will be featured the consumer’s breach, and as of that time will be applicable the provisions in directive ANEEL 466, article 76, paragraph 2nd, or legislation that supersedes it, entitling CHESF to issue a “notice of disconnection” and relieves it of the obligation of maintaining the potency reserve, subject matter of this contract, and continuing the supply hereby established, under the 3rd CLAUSE and its 2nd and 3rd paragraphs. Only after the payment of the total indebtedness incurred, accrued with taxes, moratorium fees, additional charges and other legal penalties, the supply will be resumed for the periods and as of the date that the parties will set out in writing, such adjustment operating as an addendum to this CONTRACT, in the event of suspension, or as a new contract, if it has been rescinded.

THIRD PARAGRAPH — The levels of the tariffs, the levels of the adjusted tariffs, the revisions in the levels of the tariffs, and the billing of the power and the demands, are established under the criteria of the specific legislation contained in Decree 774 of 03/18/93, and Laws 8631 of 03/04/93, 9069 of 06/29/95 and 9074 of 07/07/95, and regulation issued on the subject.

TITLE V

DELIVERY POINT AND TECHNICAL FEATURES OF THE SUPPLY

CLAUSE 10	The electric power, subject matter of this CONTRACT, will be delivered on the last structure of CHESFs 230 KV transmission line, intended for interconnecting the CONSUMER’s sub-station to CHESFs System, which structure is located at the limits of the CONSUMER’s property.

CLAUSE 11	CHESF will provide the electric power supply to the CONSUMER on three-phase, alternate current, at the frequency of 60 Hertz, 230 KV nominal tension between phases.

CLAUSE 12	The electric power to be supplies by CHESF should be utilized by the CONSUMER in such a way that will not cause tension unbalance and thus prevent appearing reverse sequence tension.

Under any circumstances, the reverse tension levels arising from the CONSUMER’s industrial operation at the 230 KV dike of CHESFs Rio Largo II Sub-station feeding the CONSUMER’s Sub-station, should be maintained according to the relation (V2/V1) equal to or below 2% (two percent), where V1 is the direct sequence tension and V2, the reverse sequence tension, which limit is to be observed considering the totality of loads and consumers connected to said dike.

CLAUSE 13	The metrics of the active and reactive energies, as well as the demand, will be performed by CHESF, by appropriate clocks, of an accuracy class equal to or below 1% (one percent). Any checking of the clocks that would indicate a difference greater than 1% (one percent), will imply in a mandatory correction of the preceding inaccurate billings, up to the maximum of the 6 (six) latest invoices, crediting or charging the CONSUMER for the respective differences found.

FIRST PARAGRAPH — The CONSUMER might, if he so desires, be present at the measuring and checking, as well as verify the respective calculations.

SECOND PARAGRAPH — The metrics intended for CHESFs billings will be located at the CONSUMER’s sub-station, under the latter’s keep and responsibility.

THIRD PARAGRAPH — It will be incumbent to the CONSUMER designing and installing, for its own cost and responsibility, the corrective equipment required for improving the potency factor.

TITLE VI

PROJECT AND FACILITIES FOR THE CONSUMING SUB-STATION — MODIFICATION

CLAUSE 14	It is the CONSUMER’s formal commitment to comply with all requirements established in the Instructions for Presentation of Project and Criteria for Inspection and Release of Consumers Connection on 230 kVn, set forth by CHESF, which contents the CONSUMER states being fully knowledgeable of, as well as to comply with all technical requirements contained in the mentioned Instructions. CHESF is ensured the right of, at any time, subject the CONSUMER’s facilities to inspections and testing, including as condition for being energized.

FIRST PARAGRAPH — Any requirement for modifying the project approved by CHESF should be previously communicated and justified to it, for appreciation and decision, observing the third paragraph in this CLAUSE.

SECOND PARAGRAPH — Whenever there is a modification of the project, the CONSUMER should present to CHESF an updated listing of its industrial equipment, indicating the basic features of electric and mechanical operation thereof.

THIRD PARAGRAPH — For analysis and discussion of any project, CHESF will be allowed the period of 3 (three) months as of its receipt.

TITLE VII

SUPPLY AND UTILIZATION OF ELECTRIC POWER

CLAUSE 15	The supply of electric power, subject matter of this CONTRACT, will be governed by the legislation in force and its changes that might be established by the Public Authorities, by the governing and regulatory provisions applicable, and by the conditions set forth in this instrument and its addenda.

CLAUSE 16	It is forbidden the utilization of said energy for supply to the CONSUMER’s Workers Villages, or any kind of assignment or transfer to third parties.

CLAUSE 17	CHESF will endeavor to perform the supply to the CONSUMER on satisfactory commercial conditions, trying to maintain as low as possible the interruptions and disturbances in the supply.

SOLE PARAGRAPH — No liability shall be attributed to CHESF for losses resulting from said interruptions or disturbances in the supply, unless there is satisfactory evidence of its exclusive deceit as to the materialization of such abnormalities.

CLAUSE 18	Once evidenced the appearance of harmonics, CHESF reserves the right to demand, at any time and upon agreements with the CONSUMER, that the latter installs, within a reasonable period to be established by agreement, equipment intended to protect CHESFs System from the influence of harmonics at harmful levels, originating from the CONSUMER’s facilities, or to reduce tension and frequency fluctuations due to sudden oscillations in the load, or any other harmful disturbances arising from the consuming facilities, all corresponding actions and costs being the CONSUMER’s straight and exclusive responsibility.

CLAUSE 19	The operation of the CONSUMER’s own generators in parallel with the CHESF System will depend on previous understanding between the parties, in writing, as well as the preparation operation routines and programs between them.

CLAUSE 20	If CHESF has to interrupt the supply of electric power for performing repairs, changes or replacements of equipment and materials, or for performing preventive maintenance of its system, it will coordinate with the CONSUMER the dates and hours of the service interruptions, whenever possible, at least 7 (seven) days in advance. If supply interruptions take place for emergency causes, CHESF will endeavor its best efforts to inform the CONSUMER.

SOLE PARAGRAPH — The CONSUMER should also inform CHESF, with identical anticipation, the scheduled stoppages of its industrial system, in order to allow, as much as possible, to concile the bilateral interests as to supply interruptions.

CLAUSE 21	The operators of the CONSUMER’s sub-station will comply with the technical directives issued by the body in charge of CHESFs Load Dispatch, with respect to any operating conditions and contingencies of the System.

CLAUSE 22	The parties commit to execute a Rule for Operational Relationship, which will define attributions, responsibilities, and will establish procedures required for the operational relationship between CHESF and TRIKEM S/A.

SOLE PARAGRAPH — This Rule will be revised whenever the System’s conditions of operation should require it.

TITLE VIII

GENERAL CONDITIONS

CLAUSE 23	For legal purposes, the value of this Contract amounts to R$ 207,414,565.00 (two hundred and seven million, four hundred and fourteen thousand, five hundred and sixty-five reais).

CLAUSE 24	This CONTRACT will be subject to the supervenient legislation.

CLAUSE 25	This CONTRACT cancels and supersedes in-totum the Contract of Potency Reserve and Electric Power Supply, executed by and between CHESF and SALGEMA INDÚSTRIAS QUÍMICAS S/A., On November 29, 1985, the latter presently with the new social denomination TRIKEM S/A., according to the Minutes of the Extraordinary General Meeting held in the State of Bahia, on December 12, 1996, Filed with the Trade Board of the State of Bahia on 12/12/96 under No. 96062619, as well their Addenda Nos. 01 to 07; Said Contract is already void for all legal purposes.

CLAUSE 26	The rights and obligations set forth in this CONTRACT are binding to the successors and assignees of the parties.

CLAUSE 27	Any changes in the clauses and conditions contained in this CONTRACT will only be performed upon issue of contractual addenda.

CLAUSE 28	It is elected the Forum of the District of Recife, Capital of the State of Pernambuco, has having jurisdiction for settling any doubts or questions relating to this CONTRACT, which are not resolved extra judicially, with express resignation to any other whatever more privileged it might be.

Thus being adjusted, the parties sign this instrument on 3 (three) copies of equal content and configuration, read and found conforming, jointly to the witnesses below, who were present at everything.

Recife, June 02,1998.

COMPANHIA HIDRO ELÉTRICA DO SÃO FRANCISCO — CHESF

(Signed by)	(Signed by)
Mozart de Siqueira Campos Araujo,	Paulo de Tarso da Costa,
Director President	Operations Director

TRIKEM S/A.

(Signed by)	(Signed by)
Luiz Eduardo Emainé,	Carlos Francisco Almeida,
Manufacturing Vice-President	Controller

WITNESSES:

(Signed by) Hélcio Dene Colodete,	(Signed by) Ana Regina Tavares Cavalcanti,
Regional Superintendent	SOC Assistant